Exhibit 10.31

TEMPORARY OCCUPANCY AGREEMENT

This Temporary Occupancy Agreement (this “Agreement”) is made and entered into by and between VERDE 9580 JOE RODRIGUEZ DR., LP, a Texas limited Partnership (“Landlord”), VIASYSTEMS TECHNOLOGIES CORP. LLC (“Occupant”), effective as of June 1, 2011 (the “Effective Date”) on the following terms:

Agreements:

For and in consideration of the grant by Landlord to Occupant of the right to enter, occupy and use the Premises and other good and valuable consideration, the receipt and sufficiency of which is agreed to by Landlord and Occupant, Landlord and Occupant hereby covenant and agree as follows:

1. Landlord hereby agrees to allow Occupant to enter upon, occupy and use approximately 29,136 square feet of space (the “Premises”) as shown on Exhibit A attached hereto in the building located at 9580 Joe Rodriguez Drive, El Paso, Texas (the “Building”), for a period commencing on the Effective Date and continuing on a month to month the period during which Occupant occupies the Premises shall hereinafter be called the “Term”), unless earlier terminated in accordance with this Agreement. The Premises shall be used only by Occupant and only for warehousing purposes, and for such other lawful purposes as may be incidental thereto.

2. Upon the expiration or earlier termination of this Agreement, Occupant shall vacate the Premises in the same condition as when received, reasonable wear and tear accepted. Occupant covenants and agrees it shall not holdover in the Premises beyond the expiration or earlier termination of the Term, and shall be responsible for all consequential damages resulting from any such holdover. If Occupant does not vacate the Premises and surrender the Premises in the condition required hereby upon the expiration or earlier termination of this Lease, (i) Occupant will indemnify Landlord against all damages, costs, liabilities and expenses, including attorneys’ fees, which Landlord incurs on account of Occupant’s failure to vacate and surrender, and (ii) the Base Rent will increase to 200% of the Base Rent then in effect and Occupant’s obligation to pay Additional Rent will continue. Any holdover by Occupant shall constitute a tenancy at sufferance, subject to termination by Landlord at an ytime, and shall not constitute an extension of the Lease or recognition by Landlord of any right of Occupant to remain in the Premises.

3. Occupant hereby accepts the Premises in its existing “AS-IS”, “WHERE-IS”, “WITH ALL FAULTS” condition, and Landlord shall have no obligation to repair, improve or refurbish the Premises at any time during the Term.

4. The monthly rental payment (“Rent”) to be paid by Occupant to Landlord for the right to use the Premises for the Term as herein provided shall be $8,862.20 per month ($3.65 per rentable square feet per year). Rent shall be payable on the first day of every month during the Term. Tenant shall pay Tenant’s Pro Rata Share (57.15%) of Operating Costs, Real Property Taxes and other reimbursables.

5. At all times during the Term, Occupant shall maintain insurance satisfying the following requirements (and, upon demand, shall deliver to Landlord an insurance certificate from Occupant’s insurance carrier reflecting such coverage):

a. The insurance certificate must reflect minimum insurance coverage as follows:

i. General Liability Insurance in the amount of not less than $2,000,000, combined single limit coverage per occurrence (as to which policy Landlord shall be named as an “Additional Insured”); and ii. Personal property insurance covering leasehold improvements paid for by Occupant and Occupant’s personal property and fixtures from time to time in, on, or at the Premises, in an amount not less than 100% of the full replacement cost, without deduction for depreciation, providing protection against events protected under a Causes of Loss–Special Form property insurance policy as well as against sprinkler damage, vandalism, and malicious mischief.

iii. Worker’s Compensation Insurance, in minimum statutory limit amounts for the State of Texas; and

iv. Automobile liability insurance (including owned and not-owned vehicles), in an amount not less than $500,000.

6. Except for the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, Occupant hereby agrees to pay, and to defend at Occupant’s cost, and to indemnify and hold Landlord, its officers, agents and employees, harmless from and against any and all claims, actions, liabilities, losses, costs and demands for personal injury, including death of persons (including the officers, agents and employees of Occupant and Occupant’s contractors, subcontractors and materialmen, regardless of tier) and/or for destruction of or damage to property (collectively, “Claims”), to the extent any such Claims, including, without limitation, injuries, deaths or damages to property, are caused or contributed to by the acts or omissions of Occupant, its contractors, subcontractors and materialmen, regardless of tier, and its and their officers, agents or employees, or arise out of, as a result of or in connection with the entry, occupation or use of the Premises, the Building or the property upon which they are located (collectively, the “Project”) by Occupant, or the performance of any work performed by Occupant, employees, agents or contractors, at the Project, EVEN IF SUCH CLAIMS ARE CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD OR ITS AGENTS, EMPLOYEES OR CONTRACTORS. Occupant further covenants and agrees to indemnify, defend and hold Landlord harmless from any and all claims and all mechanic’s and materialmen’s liens and/or claims of any contractors, subcontractors or materialmen claiming by, through or under Occupant with respect to any work performed, or labor, materials or supplies provided, in connection with any work performed by Occupant, its employees, agents or contractors, on or with respect to Premises. Landlord shall not be responsible for, and Occupant releases and discharges Landlord from, and Occupant further waives any right of recovery from Landlord for, any loss or damage to any of Occupant’s property or to any fixtures, equipment or inventory situated within or about the Building, EVEN IF SUCH CLAIMS ARE CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD OR ITS AGENTS, EMPLOYEES OR CONTRACTORS, and any fire, extended coverage, property insurance policy or worker’s compensation policy maintained by Occupant with respect to the Premises shall contain a waiver of subrogation provision or endorsement in favor of Landlord.

7. Landlord shall not be responsible for, and Occupant releases and discharges Landlord from, and Occupant further waives any right of recovery from Landlord for, any loss for or from business interruption or loss of use of the Premises suffered by Occupant in connection with Occupant’s use or occupancy of the Premises, EVEN IF SUCH CLAIMS ARE CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD OR ITS AGENTS, EMPLOYEES OR CONTRACTORS.

8. Occupant covenants and agrees that Occupant shall not bring, and Occupant shall prohibit its employees, agents, contractors, invitees, or guests from bringing, to the Premises or the Building any material or substance that is (a) defined or listed as a “hazardous waste,” “pollutant,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance” or “hazardous material” under any applicable federal, state or local law or administrative code promulgated thereunder, (b) petroleum, or (c) asbestos. Occupant agrees to indemnify, defend and hold each Landlord Indemnitee harmless for, from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, court costs, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise during or after the Term directly or indirectly from or in connection with a breach by Occupant of its agreements in this Paragraph.

9. In the Occupant fails to vacate the Premises upon the expiration or earlier termination of this Agreement, then, in addition to any other remedies available to Landlord under this Agreement, or any other remedies available at law or equity, Landlord shall have the right to change locks or alter security devices and lock out, expel or remove Occupant and any other person who may be occupying all or any part of the Premises without being liable for any claim for damages. Occupant acknowledges that the remedy provided for in the foregoing sentence is fair and reasonable, and constitutes a material inducement to Landlord’s entry into this Agreement.

10. Notwithstanding anything in this Agreement to the contrary, in the event that Occupant defaults on any of its obligations hereunder and does not cure such default within three (3) days of Landlord notifying Occupant of such default, then, in addition to any other remedies available to Landlord at law or equity, Landlord may terminate this Agreement upon the expiration of such three day period.

11. Either Landlord or Occupant may terminate this Agreement for any reason upon thirty (30) days’ written notice to the other party.

12.	Occupant hereby agrees to abide by all of the rules and regulations in effect for the Building.

13. Occupant shall not be able to construct any alterations or improvements in the Premises without the prior written consent of Landlord, which may be given or withheld in Landlord’s sole and absolute discretion.

14. Any liability of Landlord for a default by Landlord under this Agreement, or a breach by Landlord of any of its obligations under the Agreement, shall be limited solely to its interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with this Agreement nor shall any recourse be had to any other property or assets of Landlord.

15. Any notice permitted or required to be given under this Agreement shall be delivered in writing and personally delivered or sent by a national overnight delivery service which maintains delivery records. Notices will be delivered to Tenant at the Premises or to Landlord, c/o Verde Realty, 5847 San Felipe, Houston, Texas, 77057, Attn: Asset Management. All notices will be effective upon delivery (or refusal to accept delivery). Either party may change its notice address upon ten (10) days prior written notice to the other party.

16. This Agreement shall be construed under and enforceable in accordance with the laws of the State of Texas. This Agreement may not be assigned by Occupant without the prior written consent of Landlord. This Agreement shall be binding upon and shall inure to the benefit of Occupant and Landlord, and their respective successors and permitted assigns, if any.

17. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Agreement, the parties may execute and exchange facsimile or electronic transmission (e-mail) counterparts of this Agreement and such counterparts shall serve as originals.

IN WITNESS WHEREOF, Occupant and Landlord have executed this Agreement on the respective dates set forth below, to be effective for all purposes, however, as of the Effective Date.

LANDLORD

VERDE 9580 JOE RODRIGUEZ DR, LP

BY: VERDE REAL ESTATE INVESTMENT GP LLP

BY: /s/ A. Richard Moore Jr.

NAME: A. Richard Moore Jr.

TITLE: Chief Financial Officer

DATE: June 7, 2011

OCCUPANT

VIASYSTEMS TECHNOLOGIES CORP., L.L.C.

BY: /s/ Daniel J. Weber

NAME: Daniel J. Weber

TITLE: Vice President and General Counsel

Date: June 7, 2011